WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FOURTH QUARTER AND FULL YEAR ENDED SEPTEMBER 30, 2024
Financial Highlights
•Full-Year Results Reflect Healthy Performance Across Recorded Music and Music Publishing
•Continued Strong Growth in Subscription Streaming Underpinned by Healthy Macro Trends
•Music Publishing Achieves its Fourth Consecutive Year of Double-Digit Revenue Growth
•Delivered Operating Cash Flow Conversion of 53% in line with Guidance
For the three months ended September 30, 2024
•Total revenue increased 3% (the same in constant currency)
•Digital revenue was flat compared to prior-year quarter
•Net income was $48 million versus $154 million in prior-year quarter
•Adjusted OIBDA increased 11% to $353 million versus $317 million in prior-year quarter (the same in constant currency)
•Cash provided by operating activities decreased 10% to $304 million from $338 million in prior-year quarter
For the twelve months ended September 30, 2024
•Total revenue increased 6%, or 7% in constant currency
•Digital revenue increased 7%, or 8% in constant currency
•Net income was $478 million versus $439 million in prior year
•Adjusted OIBDA increased 16% to $1,432 million versus $1,235 million in prior year (the same in constant currency)
•Cash provided by operating activities increased 10% to $754 million from $687 million in prior year

NEW YORK, New York, November 21, 2024—Warner Music Group Corp. today announced its fourth-quarter and full-year financial results for the periods ended September 30, 2024.

"Our performance this quarter and this year demonstrated our strength and adaptability in a thriving, fast-moving market," said Robert Kyncl, CEO, Warner Music Group. "We continue to evolve WMG, based on the principle that simplicity and focus drive higher intensity and global impact. This is enhancing our ability to attract original artists and songwriters at all stages of their careers, helping them realize their musical visions, and grow passionate, loyal fanbases."

"Our results underscore the diversity and resilience of our business," said Bryan Castellani, CFO of Warner Music Group. "Our strong streaming performance, underpinned by positive industry trends, and combined with our cost discipline, resulted in robust cash flow generation. We are excited by the opportunities ahead, and look forward to delivering more culture-shaping music in 2025 and beyond."

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Revenue	$1,630	$1,586	3%	$6,426	$6,037	6%
Recorded Music revenue	1,338	1,291	4%	5,223	4,955	5%
Music Publishing revenue	295	298	-1%	1,210	1,088	11%
Operating income	143	212	-33%	823	790	4%
Adjusted OIBDA(1)	353	317	11%	1,432	1,235	16%
Net income	48	154	-69%	478	439	9%
Net cash provided by operating activities	304	338	-10%	754	687	10%
Free Cash Flow	271	300	-10%	638	560	14%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Fourth-Quarter Results
Revenue was up 2.8% (or 2.9% in constant currency). Recorded Music digital revenue growth was unfavorably impacted by the termination of the distribution agreement with BMG (the “BMG Termination”), which resulted in $25 million less revenue compared to the prior-year quarter, and a renewal with one of the Company’s digital partners (the “Digital License Renewal”), which resulted in a $4 million unfavorable impact within Recorded Music streaming revenue compared to the prior-year quarter. Music Publishing digital revenue growth was unfavorably impacted by a ruling by the Copyright Royalty Board in Phonorecords III upholding higher percentage of revenue U.S. mechanical royalty rates (the “CRB Rate Benefit”), which resulted in a $17 million benefit in the prior-year quarter. Excluding the BMG Termination, the Digital License Renewal and the CRB Rate Benefit, total revenue was up 5.8% (or 6.0% in constant currency).
Digital revenue decreased 0.2% (or increased 0.2% in constant currency) and streaming revenue increased 1.0% (or 1.3% in constant currency). Recorded Music streaming revenue increased 2.1% (or 2.5% in constant currency); however, adjusted for the impact of the BMG Termination of $24 million and the Digital License Renewal of $4 million, Recorded Music streaming revenue was up 5.6% (or 6.0% in constant currency). Music Publishing streaming revenue decreased 4.2% (the same in constant currency); however, adjusted for the impact of the CRB Rate Benefit of $17 million, Music Publishing streaming revenue was up 5.2% (the same in constant currency). Revenue increases in the quarter were driven by growth in Recorded Music licensing, physical and artist services and expanded-rights revenue and Music Publishing synchronization revenue, partially offset by lower Music Publishing mechanical revenue. Music Publishing performance revenue was flat compared to the prior-year quarter on an as-reported basis (or decreased 2.3% in constant currency).

Operating income decreased to $143 million compared to $212 million in the prior-year quarter. The decrease in operating income was driven by the factors affecting Adjusted OIBDA discussed below, as well as an increase in restructuring charges of $82 million compared to the prior-year quarter in connection with the Company’s restructuring plan announced in February 2024 (the “Strategic Restructuring Plan”), higher non-cash stock-based compensation expense of $18 million, and $6 million of incremental expenses related to transformation initiatives.

Adjusted OIBDA increased 11.4% from $317 million to $353 million (the same in constant currency) and Adjusted OIBDA margin increased 1.7 percentage points to 21.7% from 20.0% in the prior-year quarter (the same in constant currency).
The increases in Adjusted OIBDA and Adjusted OIBDA margin were driven primarily by strong operating performance and savings from the Company’s restructuring plans, of which a majority has been reinvested in the Company’s business.

Net income decreased by $106 million to $48 million from $154 million in the prior-year quarter. The decrease was primarily due to the factors described above, as well as higher interest expense, net, primarily due to increased costs of the Company’s variable rate debt, and the impact of exchange rates on the Company’s Euro-denominated debt resulting in a loss of $35 million in the quarter compared to a gain of $25 million in the prior-year quarter, partially offset by a decrease in income tax expense of $55 million driven by the impact of lower pre-tax income, lower U.S. state and local taxes and a decrease in unrecognized tax benefits.

Basic and Diluted earnings per share were $0.08 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $48 million.

As of September 30, 2024, the Company reported a cash balance of $694 million, total debt of $4.014 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.320 billion, compared to $3.323 billion at the end of the prior year.

Cash provided by operating activities decreased 10% to $304 million from $338 million in the prior-year quarter. The decrease was largely the result of timing of working capital, partially offset by the timing of severance payments related to the Company’s restructuring plans. Capital expenditures decreased to $33 million, from $38 million in the prior-year quarter. Free Cash Flow, as defined below, decreased 10% to $271 million from $300 million in the prior-year quarter.
Last week, the Company’s board of directors authorized a new $100 million share repurchase program.

Full-Year Results
Total revenue increased 6.4% (or 6.5% in constant currency). As previously disclosed, the year includes $68 million of Recorded Music licensing revenue from a licensing agreement extension for an artist’s catalog (the “Licensing Extension”). In addition, revenue growth was unfavorably impacted by the BMG Termination, which resulted in $86 million of lower Recorded Music digital revenue, partially offset by $16 million in incremental Recorded Music streaming revenue resulting from the Digital License Renewal. Music Publishing digital revenue growth was also unfavorably impacted by the CRB Rate Benefit of $24 million in the prior year. Adjusted for these items, total revenue was up 7.0% (or 7.1% in constant currency).

Digital revenue increased 7.3% (or 7.6% in constant currency) and streaming revenue increased 8.2% (or 8.5% in constant currency). Recorded Music streaming revenue increased 6.9% (or 7.3% in constant currency); however, adjusted for the impact of the BMG Termination of $81 million and the Digital License Renewal of $16 million, Recorded Music streaming revenue increased 9.1% (or 9.6% in constant currency). Music Publishing streaming revenue increased 14.6% (or 14.1% in constant currency); however, adjusted for the impact of the CRB Rate Benefit of $24 million in the prior year, Music Publishing streaming revenue was up 19.0% (or 18.5% in constant currency). Revenue increases in the year were also driven by growth in Recorded Music licensing and physical revenue and Music Publishing performance and synchronization revenue, partially offset by lower Recorded Music artist services and expanded-rights revenue and Music Publishing mechanical revenue.

Operating income increased by $33 million to $823 million compared to $790 million in the prior year. The increase in operating income was primarily due to the same factors affecting Adjusted OIBDA discussed below, as well as $21 million of lower amortization expenses due to certain intangible assets becoming fully amortized, partially offset by $178 million of restructuring and non-cash impairment charges in the year in connection with the Strategic Restructuring Plan, compared to $40 million of restructuring charges in the prior year related to the 2023 Restructuring Plan, $23 million of incremental expenses related to transformation initiatives and a $9 million decrease in net gain on divestitures.

Adjusted OIBDA increased 16.0% to $1,432 million from $1,235 million (the same in constant currency) and Adjusted OIBDA margin increased 1.8 percentage points to 22.3% from 20.5% in the prior year (the same in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin include the favorable impacts of the Licensing Extension of $67 million and the Digital License Renewal of $6 million, partially offset by the unfavorable impacts of the BMG Termination of $3 million and the CRB Rate Benefit of $6 million. Excluding the impact of the Licensing Extension, Digital License Renewal, BMG Termination and the CRB Rate Benefit, Adjusted OIBDA margin increased 0.7 percentage points to 21.4% from 20.7% in the prior year (the same in constant currency), primarily due to strong operating performance and savings from the Company’s restructuring programs, the majority of which was reinvested in the Company’s business.

Net income increased by $39 million to $478 million compared to $439 million in the prior year. The increase in net income was primarily due to the factors described above, as well as a loss on extinguishment of debt of $4 million in the prior year, lower income tax expense of $47 million due to the impact from winding down the Company’s owned and operated media properties, return to provision adjustments and nontaxable income from partnerships, partially offset by higher interest expense, net, primarily due to increased costs on the Company’s variable rate debt.

Basic and Diluted earnings per share were $0.83 for both the Class A and Class B shareholders due to the net income attributable to the Company in the year of $478 million.

Cash provided by operating activities increased 10% to $754 million from $687 million in the prior year. The change was largely a result of strong operating performance and timing of working capital driven by timing of severance payments related to the Company’s restructuring plans. Operating cash flow conversion was 53% of Adjusted OIBDA. Capital expenditures decreased 9% to $116 million from $127 million in the prior year. Free Cash Flow, as defined below, increased 14% to $638 million from $560 million in the prior year.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$1,338	$1,291	4%	$5,223	$4,955	5%
Digital revenue	881	877	—%	3,519	3,322	6%
Operating income	178	234	-24%	916	875	5%
Adjusted OIBDA(1)	317	281	13%	1,282	1,094	17%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2023
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Digital	$881	$877	$874	$3,519	$3,322	$3,308
Physical	134	130	128	519	507	508
Total Digital and Physical	1,015	1,007	1,002	4,038	3,829	3,816
Artist services and expanded-rights	195	189	190	684	744	747
Licensing	128	95	96	501	382	385
Total Recorded Music	$1,338	$1,291	$1,288	$5,223	$4,955	$4,948

Fourth-Quarter Results
Recorded Music revenue was up 3.6% (or 3.9% in constant currency), driven by growth across licensing, digital, physical and artist services and expanded-rights revenue. Excluding the impact from the BMG Termination and the Digital License Renewal, Recorded Music revenue increased 6.0% (or 6.3% in constant currency). Digital revenue was up 0.5% (or 0.8% in constant currency), and streaming revenue was up 2.1% (or 2.5% in constant currency). Adjusted for the impact from the BMG Termination of $24 million and the Digital License Renewal of $4 million, Recorded Music streaming revenue was up 5.6% (or 6.0% in constant currency). Streaming revenue reflects growth in subscription revenue of 4.9% (or 5.7% in constant currency), partially offset by a decline in ad-supported revenue of 5.2% (or 6.0% in constant currency). Subscription revenue, adjusted by $23 million for the BMG Termination and by $4 million for the Digital License Renewal, increased 9.7% (or 10.6% in constant currency). Ad-supported revenue, adjusted by $1 million for the BMG Termination, was down 4.7% (or 5.6% in constant currency), driven by the revenue impact of Meta’s discontinued use of premium music videos and the TikTok deal renewal in the prior year. Recorded Music licensing revenue increased 34.7% (or 33.3% in constant currency), driven by an increase in copyright infringement settlements primarily in the United States and growth in broadcast fees and other licensing. Physical revenue was up 3.1% (or 4.7% in constant currency), primarily driven by strong releases in Japan and the United States. Artist services and expanded-rights revenue increased 3.2% (or 2.6% in constant currency) primarily due to higher concert promotion revenue in Japan, partially offset by lower merchandising revenue and a decrease in revenue related to the exit of the Company’s owned and operated media properties announced as part of the Strategic Restructuring Plan. Major sellers in the quarter included Benson Boone, Charli XCX, Zach Bryan and Teddy Swims.

Recorded Music operating income was $178 million, down from $234 million in the prior-year quarter and operating margin was down 4.8 percentage points to 13.3% versus 18.1% in the prior-year quarter. The decrease in operating income and operating income margin was driven by the factors affecting Adjusted OIBDA discussed below, as well as restructuring charges of $77 million in the quarter in connection with the Strategic Restructuring Plan, higher non-cash stock-based compensation expenses and other related costs of $16 million and a $1 million increase in depreciation expense, partially offset by $3 million in lower amortization expenses due to certain intangible assets becoming fully amortized.

Adjusted OIBDA increased 12.8% from $281 million to $317 million (or 13.2% in constant currency) with Adjusted OIBDA margin up 1.9 percentage points to 23.7% from 21.8% in the prior-year quarter (or 2.0 percentage points to 23.7% from 21.7% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by strong operating performance and savings from the Company’s restructuring programs, the majority of which was reinvested into the Company’s business.

Full-Year Results
Recorded Music revenue was up 5.4% (or 5.6% in constant currency), largely driven by growth in licensing revenue of 31.2% (or 30.1% in constant currency) which includes $68 million from the Licensing Extension in the year, as well as growth in synchronization and other licensing revenue. Excluding the impact of the Licensing Extension, the Digital License Renewal and the BMG Termination, Recorded Music revenue was up 5.6% (or 5.7% in constant currency). Digital revenue was up 5.9% (or 6.4% in constant currency), largely driven by growth in streaming revenue of 6.9% (or 7.3% in constant currency). Adjusted for the impact of the BMG Termination of $81 million and the Digital License Renewal of $16 million, Recorded Music streaming revenue was up 9.1% (or 9.6% in constant currency). Streaming revenue reflects growth in subscription revenue of 8.3% (or 9.2% in constant currency) and growth in ad-supported revenue of 3.1% (or 2.3% in constant currency). Adjusted for the impact of the BMG Termination of $78 million and the Digital License Renewal of $16 million, subscription revenue increased 11.3% (or 12.4% in constant currency). Adjusted for the impact of the BMG Termination of $3 million, ad-supported revenue grew 3.4% (or 2.6% in constant currency). Physical revenue increased 2.4% (or 2.2% in constant currency), driven by the strength of new releases in Japan (primarily from TWICE and Aespa). Artist services and expanded-rights revenue decreased 8.1% (or 8.4% in constant currency), reflecting a decrease in revenue related to the exit of the Company’s owned and operated media properties announced as part of the Strategic Restructuring Plan, as well as lower merchandising revenue, partially offset by higher concert promotion revenue primarily in Japan. Major sellers in the year included Benson Boone, Zach Bryan, Teddy Swims, Dua Lipa and Charli XCX.

Recorded Music operating income increased to $916 million from $875 million in the prior year, and operating margin was down 0.2 percentage points to 17.5% from 17.7% in the prior year. The increase in operating income was primarily due to the factors affecting Adjusted OIBDA discussed below, as well as a $28 million decrease in amortization expense due to certain intangible assets becoming fully amortized, partially offset by an increase in restructuring and non-cash impairment charges of $126 million and a $24 million decrease in net gain on divestitures.

Adjusted OIBDA increased 17.2% to $1,282 million from $1,094 million (or 17.3% in constant currency) with Adjusted OIBDA margin up 2.4 percentage points to 24.5% from 22.1% in the prior year (the same in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin include the favorable impacts of $67 million from the Licensing Extension and $6 million from the Digital License Renewal, partially offset by a $3 million unfavorable impact from the BMG Termination. Excluding the impact from the Licensing Extension, the Digital License Renewal and the BMG Termination, Adjusted OIBDA increased 10.9% (or 11.0% in constant currency) and Adjusted OIBDA margin increased 1.1 percentage points to 23.5% from 22.4% in the prior year (the same in constant currency) primarily due to strong operating performance and savings from the Company’s restructuring programs, the majority of which was reinvested into the Company’s business.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$295	$298	-1%	$1,210	$1,088	11%
Operating income	53	49	8%	238	200	19%
Adjusted OIBDA(1)	83	74	12%	330	296	11%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2023
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$43	$43	$44	$198	$173	$173
Digital	186	192	192	763	669	671
Mechanical	15	17	17	58	63	64
Synchronization	46	41	40	175	167	167
Other	5	5	5	16	16	15
Total Music Publishing	$295	$298	$298	$1,210	$1,088	$1,090

Fourth-Quarter Results
Music Publishing revenue decreased 1.0% (the same in constant currency), driven by lower digital and mechanical revenue, partially offset by an increase in synchronization revenue. Excluding the impact from the CRB Rate Benefit of $17 million in the prior-year quarter, Music Publishing revenue increased 5.0% (the same in constant currency). Digital revenue decreased 3.1% (the same in constant currency) and streaming revenue decreased 4.2% (the same in constant currency). Excluding the impact from the CRB Rate Benefit of $17 million in the prior-year quarter, digital revenue was up 6.3% (the same in constant currency), and streaming revenue was up 5.2% (the same in constant currency), which reflects continued market and catalog growth, and timing of payments. Synchronization revenue was up 12.2% (or 15.0% in constant currency), driven by an increase in copyright infringement settlements primarily in the United States, partially offset by a decrease in mechanical revenue of 11.8% (the same in constant currency) due to lower physical sales and timing of distributions. Performance revenue was flat compared to the prior-year quarter (or was down 2.3% in constant currency), driven by lower overall activity in the United States in the quarter compared to the prior-year quarter.

Music Publishing operating income increased to $53 million compared to $49 million in the prior-year quarter and operating margin increased 1.6 percentage points to 18.0% versus 16.4% in the prior-year quarter. The increase in operating income was primarily driven by the same factors affecting Adjusted OIBDA discussed below.

Adjusted OIBDA increased 12.2% to $83 million from $74 million (or 10.7% in constant currency) and Adjusted OIBDA margin increased 3.3 percentage points to 28.1% from 24.8% in the prior-year quarter (or 2.9 percentage points to 28.1% from 25.2% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin include the unfavorable impact from the CRB Rate Benefit in the prior-year quarter of $4 million. Excluding the impact of the CRB Rate Benefit in the prior-year quarter, Adjusted OIBDA increased 18.6% (or 16.9% in constant currency) and Adjusted OIBDA margin increased 3.2 percentage points to 28.1% from 24.9% in the prior-year quarter (or 2.8 percentage points to 28.1% from 25.3% in constant currency) primarily driven by strong operating performance.

Full-Year Results
Music Publishing revenue increased 11.2% (or 11.0% in constant currency). Excluding the impact from the CRB Rate Benefit of $24 million in the prior year, Music Publishing revenue increased 13.7% (or 13.5% in constant currency). The increase was driven by growth in digital, performance and synchronization revenue, partially offset by lower mechanical revenue. Digital revenue increased 14.1% (or 13.7% in constant currency), which includes the impact of $24 million in the prior year from the CRB Rate Benefit. Streaming revenue increased 14.6% (or 14.1% in constant currency) or increased 19.0% (or 18.5% in constant currency) after excluding the impact of the CRB Rate Benefit in the prior year. Music Publishing streaming growth reflects the continued market growth and timing of payments. Performance revenue increased due to an increase in touring activity primarily in Europe and timing of payments from collection societies in the United States. Synchronization revenue increased 4.8% (the same in constant currency) driven by higher commercial and video game licensing activity and an increase in copyright infringement settlements primarily in the United States, partially offset by lower film and television licensing activity. Mechanical revenue decreased 7.9% (or 9.4% in constant currency) driven by lower physical sales and the timing of distributions.

Music Publishing operating income increased to $238 million from $200 million in the prior year and operating margin increased 1.3 percentage points to 19.7% versus 18.4% in the prior year, primarily driven by the factors affecting Adjusted OIBDA discussed below, as well as a net gain on a divestiture of $14 million in the year.

Adjusted OIBDA increased 11.5% to $330 million from $296 million (or 11.1% in constant currency) and Adjusted OIBDA margin increased 0.1 percentage point to 27.3% from 27.2% in the prior year (the same in constant currency). The increase in Adjusted OIBDA and Adjusted OIBDA margin includes the unfavorable impact of the $6 million CRB Rate Benefit in the prior year. Excluding the CRB Rate Benefit, Adjusted OIBDA increased 13.8% (or 13.4% in constant currency) and Adjusted OIBDA margin of 27.3% remained flat compared to the prior year (the same in constant currency).

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Revenue	$1,630	$1,586	3%
Costs and expenses:
Cost of revenue	(854)	(845)	1%
Selling, general and administrative expenses	(495)	(473)	5%
Restructuring and impairments	(81)	1	—%
Amortization expense	(57)	(57)	—%
Total costs and expenses	$(1,487)	$(1,374)	8%
Operating income	$143	$212	-33%
Interest expense, net	(40)	(36)	11%
Other (expense) income, net	(52)	36	—%
Income before income taxes	$51	$212	-76%
Income tax expense	(3)	(58)	-95%
Net income	$48	$154	-69%
Less: Income attributable to noncontrolling interest	(7)	(2)	—%
Net income attributable to Warner Music Group Corp.	$41	$152	-73%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.08	$0.17
Class B – Basic and Diluted	$0.08	$0.17

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(audited)
Revenue	$6,426	$6,037	6%
Costs and expenses:
Cost of revenue	(3,355)	(3,177)	6%
Selling, general and administrative expenses	(1,879)	(1,826)	3%
Restructuring and impairments	(177)	(40)	—%
Amortization expense	(224)	(245)	-9%
Total costs and expenses	$(5,635)	$(5,288)	7%
Net gain on divestitures	32	41	-22%
Operating income	$823	$790	4%
Loss on extinguishment of debt	—	(4)	-100%
Interest expense, net	(161)	(141)	14%
Other expense, net	(61)	(36)	69%
Income before income taxes	$601	$609	-1%
Income tax expense	(123)	(170)	-28%
Net income	$478	$439	9%
Less: Income attributable to noncontrolling interest	(43)	(9)	—%
Net income attributable to Warner Music Group Corp.	$435	$430	1%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.83	$0.82
Class B – Basic and Diluted	$0.83	$0.82

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at September 30, 2024 versus September 30, 2023
(dollars in millions)

	September 30, 2024	September 30, 2023	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$694	$641	8%
Accounts receivable, net	1,255	1,120	12%
Inventories	99	126	-21%
Royalty advances expected to be recouped within one year	470	413	14%
Prepaid and other current assets	125	102	23%
Total current assets	$2,643	$2,402	10%
Royalty advances expected to be recouped after one year	874	688	27%
Property, plant and equipment, net	481	458	5%
Operating lease right-of-use assets, net	225	245	-8%
Goodwill	2,021	1,993	1%
Intangible assets subject to amortization, net	2,359	2,353	—%
Intangible assets not subject to amortization	152	149	2%
Deferred tax assets, net	52	32	63%
Other assets	348	225	55%
Total assets	$9,155	$8,545	7%
Liabilities and Equity
Current liabilities:
Accounts payable	$289	$300	-4%
Accrued royalties	2,549	2,219	15%
Accrued liabilities	641	533	20%
Accrued interest	17	18	-6%
Operating lease liabilities, current	45	41	10%
Deferred revenue	246	371	-34%
Other current liabilities	110	57	93%
Total current liabilities	$3,897	$3,539	10%
Long-term debt	4,014	3,964	1%
Operating lease liabilities, noncurrent	228	255	-11%
Deferred tax liabilities, net	195	216	-10%
Other noncurrent liabilities	146	141	4%
Total liabilities	$8,480	$8,115	4%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,077	2,015	3%
Accumulated deficit	(1,313)	(1,387)	-5%
Accumulated other comprehensive loss, net	(247)	(322)	-23%
Total Warner Music Group Corp. equity	$518	$307	69%
Noncontrolling interest	157	123	28%
Total equity	675	430	57%
Total liabilities and equity	$9,155	$8,545	7%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023
	(unaudited)	(unaudited)
Net cash provided by operating activities	$304	$338
Net cash used in investing activities	(110)	(196)
Net cash used in financing activities	(116)	(92)
Effect of foreign currency exchange rates on cash and equivalents	9	(9)
Net increase in cash and equivalents	$87	$41

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023
	(unaudited)	(audited)
Net cash provided by operating activities	$754	$687
Net cash used in investing activities	(311)	(300)
Net cash used in financing activities	(396)	(325)
Effect of foreign currency exchange rates on cash and equivalents	6	(5)
Net increase in cash and equivalents	$53	$57

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$645	$615	5%
Ad-Supported	221	233	-5%
Streaming	$866	$848	2%
Downloads and Other Digital	15	29	-48%
Total Recorded Music Digital Revenue	$881	$877	—%

Music Publishing
Streaming	$182	$190	-4%
Downloads and Other Digital	4	2	100%
Total Music Publishing Digital Revenue	$186	$192	-3%

Consolidated
Streaming	$1,048	$1,038	1%
Downloads and Other Digital	19	31	-39%
Intersegment Eliminations	(1)	(1)	—%
Total Digital Revenue	$1,066	$1,068	—%

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$2,543	$2,349	8%
Ad-Supported	901	874	3%
Streaming	$3,444	$3,223	7%
Downloads and Other Digital	75	99	-24%
Total Recorded Music Digital Revenue	$3,519	$3,322	6%

Music Publishing
Streaming	$752	$656	15%
Downloads and Other Digital	11	13	-15%
Total Music Publishing Digital Revenue	$763	$669	14%

Consolidated
Streaming	$4,196	$3,879	8%
Downloads and Other Digital	86	112	-23%
Intersegment Eliminations	(2)	(2)	—%
Total Digital Revenue	$4,280	$3,989	7%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

Adjusted OIBDA
We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets adjusted to exclude the impact of non-cash stock-based compensation and other related expenses and certain items that affect comparability including but not limited to gains or losses on divestitures and expenses related to restructuring and transformation initiatives (“Adjusted OIBDA”). We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$41	$152	-73%
Income attributable to noncontrolling interest	7	2	—%
Net income	$48	$154	-69%
Income tax expense	3	58	-95%
Income including income taxes	$51	$212	-76%
Other expense (income), net	52	(36)	—%
Interest expense, net	40	36	11%
Operating income	$143	$212	-33%
Amortization expense	57	57	—%
Depreciation expense	26	22	18%
OIBDA	$226	$291	-22%
Restructuring and impairments	81	1	—%
Transformation initiative costs	20	14	43%
Executive transition costs	—	3	-100%
Non-cash stock-based compensation and other related costs	26	8	—%
Adjusted OIBDA	$353	$317	11%

Operating income margin	8.8%	13.4%
Adjusted OIBDA margin	21.7%	19.0%

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$435	$430	1%
Income attributable to noncontrolling interest	43	9	—%
Net income	$478	$439	9%
Income tax expense	123	170	-28%
Income including income taxes	$601	$609	-1%
Other expense, net	61	36	69%
Interest expense, net	161	141	14%
Loss on extinguishment of debt	—	4	-100%
Operating income	$823	$790	4%
Amortization expense	224	245	-9%
Depreciation expense	103	87	18%
OIBDA	$1,150	$1,122	2%
Restructuring and impairments	177	42	—%
Transformation initiative costs	76	53	43%
Executive transition costs	—	7	-100%
Net gain on divestitures	(32)	(41)	-22%
Non-cash stock-based compensation and other related costs	61	52	17%
Adjusted OIBDA	$1,432	$1,235	16%

Operating income margin	12.8%	13.1%
Adjusted OIBDA margin	22.3%	20.5%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to Adjusted OIBDA, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$143	$212	-33%
Depreciation and amortization expense	(83)	(79)	5%
Total WMG OIBDA	$226	$291	-22%
Restructuring and impairments	81	1	—%
Transformation initiative costs	20	14	43%
Executive transition costs	—	3	-100%
Non-cash stock-based compensation and other related costs	26	8	—%
Adjusted OIBDA	$353	$317	11%
Operating income margin	8.8%	13.4%
Adjusted OIBDA margin	21.7%	19.0%

Recorded Music operating income – GAAP	$178	$234	-24%
Depreciation and amortization expense	(43)	(45)	-4%
Recorded Music OIBDA	$221	$279	-21%
Restructuring and impairments	77	(1)	—%
Non-cash stock-based compensation and other related costs	19	3	—%
Recorded Music Adjusted OIBDA	$317	$281	13%
Recorded Music operating income margin	13.3%	18.1%
Recorded Music Adjusted OIBDA margin	23.7%	21.8%

Music Publishing operating income – GAAP	$53	$49	8%
Depreciation and amortization expense	(29)	(24)	21%
Music Publishing OIBDA	$82	$73	12%
Non-cash stock-based compensation and other related costs	1	1	—%
Music Publishing Adjusted OIBDA	$83	$74	12%
Music Publishing operating income margin	18.0%	16.4%
Music Publishing Adjusted OIBDA margin	28.1%	24.8%

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$823	$790	4%
Depreciation and amortization expense	(327)	(332)	-2%
Total WMG OIBDA	$1,150	$1,122	2%
Restructuring and impairments	177	42	—%
Transformation initiative costs	76	53	43%
Executive transition costs	—	7	-100%
Net gain on divestitures	(32)	(41)	-22%
Non-cash stock-based compensation and other related costs	61	52	17%
Adjusted OIBDA	$1,432	$1,235	16%
Operating income margin	12.8%	13.1%
Adjusted OIBDA margin	22.3%	20.5%

Recorded Music operating income – GAAP	$916	$875	5%
Depreciation and amortization expense	(179)	(205)	-13%
Recorded Music OIBDA	$1,095	$1,080	1%
Restructuring and impairments	166	40	—%
Net gain on divestitures	(17)	(41)	-59%
Non-cash stock-based compensation and other related costs	38	15	—%

Recorded Music Adjusted OIBDA	$1,282	$1,094	17%
Recorded Music operating income margin	17.5%	17.7%
Recorded Music Adjusted OIBDA margin	24.5%	22.1%

Music Publishing operating income – GAAP	$238	$200	19%
Depreciation and amortization expense	(102)	(93)	10%
Music Publishing OIBDA	$340	$293	16%
Net gain on divestitures	(14)	—	—%
Non-cash stock-based compensation and other related costs	4	3	33%
Music Publishing Adjusted OIBDA	$330	$296	11%
Music Publishing operating income margin	19.7%	18.4%
Music Publishing Adjusted OIBDA margin	27.3%	27.2%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 7. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2023	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$558	$566	$566	-1%
Music Publishing	157	167	167	-6%
International revenue
Recorded Music	780	725	722	8%
Music Publishing	138	131	131	5%
Intersegment eliminations	(3)	(3)	(2)	50%
Total Revenue	$1,630	$1,586	$1,584	3%

Revenue by Segment:
Recorded Music
Digital	$881	$877	$874	1%
Physical	134	130	128	5%
Total Digital and Physical	1,015	1,007	1,002	1%
Artist services and expanded-rights	195	189	190	3%
Licensing	128	95	96	33%
Total Recorded Music	1,338	1,291	1,288	4%
Music Publishing
Performance	43	43	44	-2%
Digital	186	192	192	-3%
Mechanical	15	17	17	-12%
Synchronization	46	41	40	15%
Other	5	5	5	—%
Total Music Publishing	295	298	298	-1%
Intersegment eliminations	(3)	(3)	(2)	50%
Total Revenue	$1,630	$1,586	$1,584	3%

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2023	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$2,210	$2,184	$2,184	1%
Music Publishing	660	582	582	13%
International revenue
Recorded Music	3,013	2,771	2,764	9%
Music Publishing	550	506	508	8%
Intersegment eliminations	(7)	(6)	(5)	40%
Total Revenue	$6,426	$6,037	$6,033	7%

Revenue by Segment:
Recorded Music
Digital	$3,519	$3,322	$3,308	6%
Physical	519	507	508	2%
Total Digital and Physical	4,038	3,829	3,816	6%
Artist services and expanded-rights	684	744	747	-8%
Licensing	501	382	385	30%
Total Recorded Music	5,223	4,955	4,948	6%
Music Publishing
Performance	198	173	173	14%
Digital	763	669	671	14%
Mechanical	58	63	64	-9%
Synchronization	175	167	167	5%
Other	16	16	15	7%
Total Music Publishing	1,210	1,088	1,090	11%
Intersegment eliminations	(7)	(6)	(5)	40%
Total Revenue	$6,426	$6,037	$6,033	7%

Figure 8. Warner Music Group Corp. - Adjusted OIBDA by Segment, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2023	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$353	$317	$317	11%
Adjusted OIBDA margin	21.7%	20.0%	20.0%

Recorded Music Adjusted OIBDA	$317	$281	$280	13%
Recorded Music Adjusted OIBDA margin	23.7%	21.8%	21.7%

Music Publishing Adjusted OIBDA	$83	$74	$75	11%
Music Publishing Adjusted OIBDA margin	28.1%	24.8%	25.2%

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2023	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$1,432	$1,235	$1,235	16%
Adjusted OIBDA margin	22.3%	20.5%	20.5%

Recorded Music Adjusted OIBDA	$1,282	$1,094	$1,093	17%
Recorded Music Adjusted OIBDA margin	24.5%	22.1%	22.1%

Music Publishing Adjusted OIBDA	$330	$296	$297	11%
Music Publishing Adjusted OIBDA margin	27.3%	27.2%	27.2%

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 9. Warner Music Group Corp. - Calculation of Free Cash Flow, Three and Twelve Months Ended September 30, 2024 versus September 30, 2023
(dollars in millions)

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023
	(unaudited)	(unaudited)
Net cash provided by operating activities	$304	$338
Less: Capital expenditures	33	38

Free Cash Flow	$271	$300

	For the Twelve Months Ended September 30, 2024	For the Twelve Months Ended September 30, 2023
	(unaudited)	(unaudited)
Net cash provided by operating activities	$754	$687
Less: Capital expenditures	116	127

Free Cash Flow	$638	$560

###

Media Contact:	Investor Contact:
James Steven	Kareem Chin
(212) 275-2213
James.Steven@wmg.com	Investor.Relations@wmg.com